Exhibit 99.1

CPI Card Group Inc. Announces Closing of Private Offering of $285 Million of Senior Secured Notes and Entry into New $75 Million ABL Revolver

Littleton, CO. July 11, 2024 — CPI Card Group Inc. (Nasdaq: PMTS) (“CPI” or the “Company”) today announced the closing of the previously announced private offering by its wholly-owned subsidiary, CPI CG Inc. (the “issuer”), of $285 million aggregate principal amount of its 10.000% senior secured notes due 2029 (the “notes”) and related guarantees. Concurrently with the issuance of the notes, the Company entered into a $75 million secured asset based revolving credit facility (the “ABL revolver”), which replaced its existing $75 million facility.

The issuer used the net proceeds from the notes offering, together with cash on hand, to redeem all of the issuer’s outstanding 8.625% senior secured notes due 2026 (the “2026 notes”) and to pay related fees, premiums and expenses.

The notes are general senior secured obligations of the issuer and guaranteed by the Company and all of its current and future wholly-owned domestic subsidiaries (other than the issuer) that guarantee the ABL revolver, and are secured by substantially all of the assets of the issuer and the guarantors, subject to customary exceptions.

The notes and related guarantees were offered only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to certain non-U.S. persons in compliance with Regulation S under the Securities Act. The issuance and sale of the notes and related guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction, and the notes and related guarantees may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes and related guarantees. Offers of the notes and related guarantees were made only by means of a private offering memorandum, and are not being made to any person in any jurisdiction in which such offer, sale or solicitation is unlawful.

About CPI Card Group Inc.

CPI Card Group is a payments technology company providing a comprehensive range of credit, debit, and prepaid card and digital solutions, including Software-as-a-Service (SaaS) instant issuance. With a focus on building personal relationships and earning trust, we help our customers navigate the constantly evolving world of payments, while delivering innovative solutions that spark connections and support their brands. We serve clients across industry, size, and scale through our team of experienced, dedicated employees and our network of high-security production and card services facilities—located in the United States.

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com